Exhibit (d)(3)

INVESTMENT SUBADVISORY AGREEMENT

THIS AGREEMENT is made this 16th day of July, 2010, by and among AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation registered as an Investment Adviser under the Investment Advisers Act of 1940 (the “Adviser”), TEMPLETON INVESTMENT COUNSEL, LLC, a Delaware limited liability company (“Templeton”) and FRANKLIN TEMPLETON INVESTMENTS (ASIA) LIMITED, a company existing under the laws of Hong Kong (“Franklin Asia”).  Both Templeton and Franklin Asia (collectively referred to as the “Subadvisers”) are registered Investment Advisers under the Investment Advisers Act of 1940.

WHEREAS, the Adviser is the Investment Adviser to the American Century International Value Fund (the “Fund”) of American Century World Mutual Funds, Inc. (“ACWMF”), an open-end diversified management investment company of the series type, registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund is represented by a separate class of capital stock of ACWMF; and

WHEREAS, the Subadvisors are affiliates and are under common control and management; and

WHEREAS, the Adviser desires to retain the Subadvisers to furnish it with portfolio selection and related research and statistical services in connection with the Adviser’s investment advisory activities on behalf of the Fund, and the Subadvisers desire to furnish such services to the Adviser;

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

1.             APPOINTMENT OF SUBADVISERS

In accordance with and subject to the Management Agreement (the “Investment Advisory Agreement”) between ACWMF and the Adviser dated July 16, 2010, the Adviser hereby appoints the Subadvisers to perform portfolio selection services described herein for investment and reinvestment of the Fund’s investment assets, subject to the control and direction of ACWMF’s Board of Directors, for the period and on the terms hereinafter set forth. The Subadvisers accept such appointment and agree to furnish the services hereinafter set forth for the compensation herein provided. The Subadvisers shall for all purposes herein be deemed to be independent contractors and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

2.              OBLIGATIONS OF AND SERVICES TO BE PROVIDED BY THE SUBADVISERS

(a)             The Subadvisers shall provide the following services and assume the following obligations with respect to the Fund:

(1)
The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of ACWMF relating to the Fund and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in such documents and as interpreted from time to time by the Board of Directors of ACWMF and by the Adviser. Within the framework of the investment objectives, policies and restrictions of the Fund, and subject to the supervision of the Adviser and the Fund’s Board of Directors, the Subadvisers shall have the sole and exclusive responsibility for the making and execution of all investment decisions for the Fund.

(2)
In carrying out its obligations to manage the investments and reinvestments of the assets of the Fund, the Subadvisers shall: (1) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund’s investment portfolio or are under consideration for inclusion therein; (2) formulate and implement a continuous investment program for the Fund consistent with the investment objective and related investment policies for the Fund as set forth in ACWMF’s registration statement, as amended; and (3) take such steps as are necessary to implement the aforementioned investment program by purchase and sale of securities including the placing, or directing the placement through an affiliate of the Subadvisers, of orders for such purchases and sales.

(3)
In connection with the purchase and sale of securities of the Fund, the Subadvisers shall arrange for the transmission to the Adviser and the Custodian for the Fund on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Fund’s investment portfolio. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Subadvisers shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Custodian of the Fund. The Subadvisers shall render such reports to the Adviser and/or to ACWMF’s Board of Directors concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time require.

(4)
The Subadvisers shall, in the name of the Fund, place or direct the placement of orders for the execution of portfolio transactions in accordance with the policies with respect thereto, as set forth in

ACWMF’s Registration Statement, as amended from time to time, and under the Securities Act of 1933 and the 1940 Act. In connection with the placement of orders for the execution of the Fund’s portfolio transactions, the Subadvisers shall create and maintain all necessary brokerage records of the Fund in accordance with all applicable laws, rules and regulations, including but not limited to, records required by Section 31(a) of the 1940 Act. All records shall be the property of ACWMF and shall be available for inspection and use by the Securities and Exchange Commission, ACWMF or any person retained by ACWMF. Where applicable, such records shall be maintained by the Subadvisers for the period and in the place required by Rule 31a-2 under the 1940 Act.

(5)
In placing orders or directing the placement of orders for the execution of portfolio transactions, the Subadvisers shall select brokers and dealers for the execution of the Fund’s transactions. In selecting brokers or dealers to execute such orders, the Subadvisers are expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Subadvisers’ investment research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Subadvisers may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Subadvisers determine in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Subadvisers’ overall responsibilities to the Subadvisers’ discretionary accounts.

(b)             The Subadvisers shall use the same skill and care in providing services to the Fund as it uses in providing services to fiduciary accounts for which it has investment responsibility. The Subadvisers will conform with all applicable rules and regulations of the Securities and Exchange Commission.

(c)             The obligations of the Subadvisors as set forth herein may be undertaken by either Subadvisor acting alone, or both Subadvisors acting collectively, as may be mutually agreed by the Subadvisors from time to time.

(d)             The Subadvisors shall not be expected or required, on behalf of the Fund, to provide notice of, make any recommendations concerning, initiate, file proofs of claim in, or otherwise take any action with respect to legal proceedings (including, without limitation, class action lawsuits, governmental or regulatory victim funds and bankruptcy proceedings) involving securities presently or formerly held in the Fund, or involving issuers of such securities or related parties.

3.         EXPENSES

During the term of this Agreement, the Subadvisers will pay all expenses incurred by it in connection with its activities under this Agreement.

4.        COMPENSATION

(a)  Templeton.  In payment for the investment sub-advisory services to be rendered by the Subadvisers in respect of the Fund hereunder, the Adviser shall pay to Templeton full compensation for all services hereunder a fee computed at an annual rate which shall be a percentage of the average daily value of the net assets of the Fund.  The Adviser has no obligation to pay Franklin Asia directly for its services, except however, Adviser shall pay Franklin Asia directly, as full compensation, the fee described immediately below in this subsection, if and when Templeton ceases to provide the services and assume the obligations set forth herein with respect to the Fund and all such services and obligations are solely provided and assumed by Franklin Asia.  The fee to Templeton shall be accrued daily and shall be based on the net asset values of all of the issued and outstanding shares of the Fund as determined as of the close of each business day pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus and Statement of Additional Information of ACWMF as they relate to the Fund. The fee shall be payable in arrears on the last day of each calendar month.

The amount of such annual fee, as applied to the average daily value of the net assets of the Fund shall be as described in the schedule below:

Assets	Fee
On the first $100 million in assets	.50%
On the assets in excess of $100 million	.40%

(b)  Franklin Asia.  In payment for the investment sub-advisory services to be rendered by Franklin Asia in respect of the Fund hereunder, Templeton shall pay to Franklin Asia as full compensation for all services hereunder a fee equal to seven-tenths of the advisory fee paid to Templeton by the Adviser, which fee shall be payable in U.S. dollars on the first business day of each month as compensation for the services to be rendered and obligations assumed by Franklin Asia during the preceding month.  Such advisory fee shall be payable on the first business day of the first month following the effective day of this Agreement and shall be reduced by the amount of any advance payments made by Templeton relating to the previous month.  If this Agreement is terminated with respect to Franklin Asia prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

5.           RENEWAL AND TERMINATION

This Agreement shall become effective as of the date first written above and shall continue until July 31, 2011, unless sooner terminated as hereinafter provided, and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Directors of ACWMF or (ii) a vote of a majority of the Fund’s outstanding voting securities, provided that in either event the continuance is also approved by a vote of the majority of the Board of Directors who are not interested persons of any party to this Agreement, by a vote cast at a meeting called for the purpose of voting on such approval.  The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to July 31 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.  This Agreement may be terminated at any time without payment of penalty: (i) by ACWMF’s Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund on sixty days’ prior written notice, or (ii) by the Adviser or any  party hereto upon sixty days’ prior written notice to the other parties.  This Agreement will terminate automatically upon its assignment or upon any termination of the Investment Advisory Agreement.  The terms “interested person,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

In the event that this Agreement is terminated with respect to only one Subadviser, the Agreement will remain in full force and effect with respect to the remaining Subadviser (until such time as it is terminated with respect to the remaining Subadviser).

6.         GENERAL PROVISIONS

(a)             The Subadvisers may rely on information reasonably believed by them to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Subadvisers nor their officers, directors, employees or agents shall be subject to any liability for any error of judgment or mistake of law or for any loss arising out of any investment or other act or omission in the performance by the Subadvisers of their duties under this Agreement or for any loss or damage resulting from the imposition by any government or exchange control restrictions which might affect the liquidity of the Fund’s assets, or from acts or omissions of custodians or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, provided that nothing herein shall be deemed to protect, or purport to protect, the Subadvisers against any liability to ACWMF or to its shareholders to which the Subadvisers would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties hereunder, or by reason of the Subadvisers’ reckless disregard of their obligations and duties hereunder.

(b)           The Adviser and ACWMF’s Board of Directors understand that the value of investments made for the Fund may go up as well as down, is not guaranteed and that investment decisions will not always be profitable. The Adviser has not made and is not making any guarantees, including any guarantee as to any specific level of performance of the Fund. The Adviser and ACWMF’s Board of Directors acknowledge that the Fund is designed for investors seeking international diversification and is not intended as a complete investment program. They also understand that investment decisions made on behalf of the Fund by the Subadvisers are subject to various market and business risks, and that investing in securities of companies in emerging countries involves special risks which are not typically associated with investing in U.S. companies. Risks include but are not limited to, foreign currency fluctuations, investment and repatriation restrictions, and political and social instability. Although the Subadvisers intend to invest in companies located in countries which the Subadvisers consider to have relatively stable and friendly governments, ACWMF’s Board of Directors accepts the possibility that countries in which the Subadvisers invest may expropriate or nationalize properties of foreigners, may impose confiscatory taxation or exchange controls, including suspending currency transfers from a given country, or may be subject to political or diplomatic developments that could affect investments in those countries.

(c)             This Agreement shall not be or become effective unless and until it is or has been approved by the Board of Directors of ACWMF, including a majority of the Directors who are not “interested persons” to parties to this Agreement, by a vote cast in person at a meeting called for the purpose of voting upon such approval.

(d)             The Advisers understand that the Subadvisers now act, will continue to act, or may act in the future, as investment advisers to fiduciary and other managed accounts, including other investment companies, and the Adviser has no objection to the Subadvisers so acting, provided that the Subadvisers duly perform all obligations under this Agreement. The Adviser also understands that the Subadvisers may give advice and take action with respect to any of their other clients or for their own account which may differ from the timing or nature of action taken by the Subadvisers with respect to the Fund. Nothing in this Agreement shall impose upon the Subadvisers any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security which the Subadvisers or their shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

(e)             Except to the extent necessary to perform their obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Subadvisers, or the right of any of their officers, directors or employees who may also be an officer, director or employee of ACWMF, or person otherwise affiliated with ACWMF (within the meaning of the 1940 Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

(f)             Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Missouri. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(g)             Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the appropriate party at the following address:  the Adviser, ACWMF and the Fund at 4500 Main Street, Kansas City, Missouri 64111, Attention:  General Counsel, Templeton at 500 East Broward Boulevard, Suite 2100, Fort Lauderdale, Florida 33394 and Franklin Asia at 17th Floor, Chater House, 8 Connaught

Road Central, Hong Kong.

(h)             Subadvisers agree to notify Adviser of any change in Subadvisers’ officers and directors at or before the next calendar quarter end after such change occurs.

(i)             Adviser will vote the Fund’s investment securities in accordance with its proxy voting policy and procedures.  Subadvisers shall not be responsible for any such voting.

IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the date first above written.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:    /s/ David H. Reinmiller
David H. Reinmiller
Vice President

TEMPLETON INVESTMENT COUNSEL, LLC

By: /s/ Gary P. Motyl
Name:  Gary P. Motyl
Title:  President

FRANKLIN TEMPLETON INVESTMENTS (ASIA) LIMITED

By:/s/ Gregory E. McGowan
Name:  Gregory E. McGowan
Title:  Director

1st September 2010

TEMPLETON INVESTMENT COUNSEL, LLC
500 East Broward Blvd.
Suite 2100
Fort Lauderdale, Florida
United States 33394

Dear Sirs,

TERMINATION OF INVESTMENT SUBADVISORY AGREEMENT

We refer to the Investment Subadvisory Agreement dated 16th July, 2010 entered into between American Century Investment Management, Inc. (“ACIM”), Templeton Investment Counsel, LLC (“TIC”) and Franklin Templeton Investments (Asia) Limited (“FTIA”) (the “Subadvisory Agreement”) in relation to the appointment of FTIA to render portfolio selection services with respect to certain assets of American Century International Value Fund, a series of American Century World Mutual Funds, Inc.

Pursuant to Clause 5 of the Subadvisory Agreement, we are terminating the Subadvisory Agreement only with respect to FTIA effective 1st September 2010 (the “Termination Date”).  The Subadvisory Agreement will remain in full force and effect with respect to TIC.  ACIM, TIC and FTIA waive any written notice of termination otherwise required by the Subadvisory Agreement.

For the avoidance of doubt, the termination of the Subadvisory Agreement with respect to FTIA shall not affect (i) the validity of any actions previously taken by FTIA under the Subadvisory Agreement; (ii) the liabilities or obligations of TIC and FTIA from transactions initiated before the Termination Date, or (iii) TIC’s obligation to pay any fees due and owing to FTIA pursuant to the terms of the Subadvisory Agreement.

Kindly confirm your agreement to the above by signing and returning the enclosed duplicate of this letter as soon as possible.

Yours faithfully,

/s/ David Chang
David Chang
Director
For and on behalf of
Franklin Templeton Investments (Asia) Limited

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ACKNOWLEDGMENT AND CONFIRMATION

We confirm that we agree to the termination of the Subadvisory Agreement in accordance with the terms of this letter.

/s/ Gary P. Motyl
Name: Gary P. Motyl
Designation: President
For and on behalf of
Templeton Investment Counsel, LLC

/s/ Otis H. Cowan
Name: Otis H. Cowan
Designation: Vice President
For and on behalf of
American Century Investment Management, Inc.

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